Filed Pursuant to Rule 424(b)(3)

Registration No. 333-188549

Registration No. 333-172792

Prospectus Supplement No. 2 to the Prospectus Dated May 10, 2013

Prospectus Supplement No. 20 to the Prospectus Dated August 30, 2011

Issued November 8, 2013

CROSSROADS SYSTEMS, INC.

This prospectus dated November 8, 2013 supplements and amends

(i)	our prospectus dated May 10, 2013 relating to 639,621 shares of our issued and outstanding common stock, 4,231,154 shares of our common stock issuable upon conversion of our 5.0% Series F Convertible Preferred Stock, 3,737,298 shares of common stock issuable upon exercise of warrants to purchase shares of our common stock and up to 627,587 shares of common stock that may be issued as dividends on the convertible preferred stock; and

(ii)	our prospectus dated August 30, 2011 relating to 3,154,579 shares of our common stock, 1,020,970 warrants to purchase shares of our common stock and the exercise of the warrants by those who purchased the warrants from selling security holders pursuant to this prospectus and 1,020,970 additional shares of common stock issuable upon exercise of the warrants for sale by our security holders from time to time.

You should read this prospectus supplement in conjunction with the prospectus dated May 10, 2013 and/or the prospectus dated August 30, 2011, each as supplemented from time to time, which should be delivered in conjunction with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectuses, including any amendments or supplements to the prospectuses. This prospectus supplement is qualified by reference to the prospectuses, except to the extent that the information provided by this prospectus supplement supersedes information contained in the prospectuses and any amendments or supplements to the prospectuses.

This prospectus supplement includes our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 7, 2013.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 6 of both our prospectus dated May 10, 2013 and our prospectus dated August 30, 2011 and under similar headings in any amendments or supplements to the prospectuses, including under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended October 31, 2012.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2013

CROSSROADS SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15331	74-2846643
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

11000 North Mo-Pac Expressway

Austin, Texas 78759
(Address of principal executive offices)

(512) 349-0300
Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 7, 2013, the Board of Directors (the “Board”) of Crossroads Systems, Inc. (the “Company”) approved the Amended and Restated Bylaws (the “Restated Bylaws”). The Restated Bylaws became effective immediately upon their adoption. The Company adopted the Restated Bylaws to generally update the language thereof and to conform the provisions thereof to the Delaware General Corporate Law (the “DGCL”). The Amended and Restated Bylaws effect, among others, the following substantive changes: (i) a shortened timeliness requirement for notice of stockholder business proposals and nominations of directors at meetings of stockholders, (ii) a requirement for stockholders seeking to propose business or nominate a director at a stockholders’ meeting to provide enhanced disclosure to the Company, (iii) the option to provide notice of stockholders’ meetings by electronic transmission and (iv) the removal of a provision allowing loans to executives.

The description of the Restated Bylaws contained herein is qualified in its entirety by the Restated Bylaws, a copy of which are attached as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Bylaws of Crossroads Systems, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROSSROADS SYSTEMS, INC.

Date: November 7, 2013	By:	/s/ Jennifer Crane
Name: Jennifer Crane
Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Description

3.1	Amended and Restated Bylaws of Crossroads Systems, Inc.